Exhibit (b)
BY-LAWS
OF
SCHWAB STRATEGIC TRUST
ARTICLE 1
Agreement and Declaration
of Trust and Principal Office
     1.1. AGREEMENT AND DECLARATION OF TRUST. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Schwab Strategic Trust (the “Trust”), the Delaware statutory trust established by the Declaration of Trust.
     1.2. PRINCIPAL OFFICE OF THE TRUST. The principal office of the Trust shall be located at such place within or without the State of Delaware as the Trustees may determine from time to time.
ARTICLE 2
Meetings of Trustees
     2.1. REGULAR MEETINGS. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.
     2.2. SPECIAL MEETINGS. Special meetings of the Trustees may be held, at any time and at any place designated in the call of the meeting, when called by the Chairman of the Board, if any, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.
     2.3. NOTICE. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail to the Trustee at his or her usual or last known business or residence address at least forty-eight hours or by any electronic or telecommunications device, including telefax or through the Internet at least twenty-four hours before the meeting addressed to the Trustee or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting (unless otherwise required by applicable law).
     2.4. QUORUM. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
     2.5. ACTION BY VOTE. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these By-Laws.
     2.6. ACTION BY WRITING. Except as required by law, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these By-Laws) consent to the action in writing (manually or electronically) and such written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.
     2.7. PRESENCE THROUGH COMMUNICATIONS EQUIPMENT. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.
ARTICLE 3
Officers
     3.1. ENUMERATION; QUALIFICATION. The officers of the Trust shall be a President, a Treasurer, a Secretary, and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Board, if one is elected, shall be a Trustee and may but need not be a Shareholder; and any other officer may but need not be a Trustee or Shareholder. Any two or more offices may be held by the same person.
     3.2. ELECTION AND TENURE. The President, the Treasurer, the Secretary and such other officers as the Trustees from time to time may in their discretion elect shall each be elected by the Trustees to serve until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.
     3.3. POWERS. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers set forth herein and in the Declaration of Trust, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate.
     3.4. PRESIDENT AND VICE PRESIDENTS. Subject to the powers of the Chairman, if there be such an officer, the President shall be the principal executive officer of the Trust. He or she may call meetings of the Trustees and of any Committee thereof when he or she deems it necessary and, in the absence of the Chairman, shall preside at all meetings of the Shareholders. Subject to the control of the Trustees, the Chairman and any Committees of the Trustees, within their respective spheres, as provided by the Trustees, the President shall at all times exercise a general supervision and direction over the affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, secretaries, clerks and employees as he or she may find necessary to transact the business of the Trust. He or she shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such powers and duties as from time to time may be conferred upon or assigned to him or her by the Directors.
     In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such other duties as may be assigned to him or her from time to time by the Trustees or the President. Any Vice President shall be authorized to sign documents on behalf of the Trust.
     3.5. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Trust shall be the Chairman of the Board, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, except as the Trustees shall otherwise determine, preside at all meetings of the shareholders and of the Trustees. If no such designation is made, the President shall be the Chief Executive Officer.
     3.6. CHAIRMAN OF THE BOARD. The Chairman, if such an officer is elected, shall, if present, preside at meetings of the Shareholders and the Trustees, and shall, subject to the control of the Trustees, have general supervision, direction and control of the business and the officers of the Trust and exercise and perform such other powers and duties as may be from time to time assigned to him by the Trustees or prescribed by the Declaration of Trust or these By-Laws. In the absence of the Chairman, the Vice Chairman, if such an officer is elected, shall assume all powers and duties assigned to the Chairman hereunder.
     3.7. TREASURER. The Treasurer shall be the chief financial officer and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. The Treasurer shall be authorized to sign documents on behalf of the Trust.
     3.8. SECRETARY. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the Shareholders or Trustees, an assistant secretary or, if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books. The Secretary shall be authorized to sign documents on behalf of the Trust.
     3.9. RESIGNATIONS AND REMOVALS. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.
     3.10 SUBORDINATE OFFICERS. A Vice President, the Secretary or the Treasurer may appoint one or more Assistant Vice Presidents, Assistant Secretaries or Assistant Treasurers, respectively, to serve subject to ratification by the Board at its next regular meeting.
     3.11 VACANCIES IN OFFICES. Any vacancy in any of the offices, whether by resignation, removal or otherwise, may be filled by the President. A vacancy in the office of Assistant Vice President may be filled by a Vice President; in the office of Assistant Secretary by the Secretary; or in the office of Assistant Treasurer by the Treasurer. Any appointment to fill any vacancy shall serve subject to ratification by the Board at its next regular meeting.
ARTICLE 4
Committees
     4.1 QUORUM; VOTING. A majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.
ARTICLE 5
Reports
     5.1. GENERAL. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6
Fiscal Year
     6.1. GENERAL. The fiscal year of the Trust and each Series shall be as designated from time to time by the Board. The fiscal year of the Trust and each Series may be refixed or changed, from time to time, by resolution of the Board.
ARTICLE 7
Seal
     7.1. GENERAL. The Trust shall have no seal.
ARTICLE 8
Execution of Papers
     8.1. GENERAL. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, deeds, leases, contracts, notes, drafts and other obligations made by the Trustees shall be signed by the Chairman, if any, the President, any Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.
ARTICLE 9
Share Certificates
     9.1. SHARE CERTIFICATES. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize. In the event that the Trustees authorize the issuance of Share certificates, subject to the provisions of Section 9.3, each Shareholder shall be entitled to a certificate stating the number of Shares and the series or class owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificates shall be signed by the President or any Vice-President and by the Treasurer or any Assistant Treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.
     In lieu of issuing certificates for Shares, the Trustees or the transfer agent may either issue receipts therefore or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.
     9.2. LOSS OF CERTIFICATES. In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

     9.3. DISCONTINUANCE OF ISSUANCE OF CERTIFICATES. The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.
ARTICLE 10
Provisions Relating to the Conduct of the Trust’s Business
     10.1. DETERMINATION OF NET ASSET VALUE PER SHARE. Net asset value per Share of each series or class of Shares of the Trust shall be determined at the times and in the manner specified from time to time by the Trustees.
ARTICLE 11
Indemnification
     11.1 TRUSTEES, OFFICERS, ETC. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe that such Covered Person will be found entitled to indemnification under this Article.
     11.2. COMPROMISE PAYMENT. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered Person is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquiry) to the effect that such indemnification would not protect such Person against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.
     11.3. INDEMNIFICATION NOT EXCLUSIVE. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which such Covered Person may be entitled. As used in this Article 11, the term “Covered Person” shall include such person’s heirs, executors and administrators and a “disinterested Trustee” is a Trustee who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, (or who has been exempted from being an “interested person” by any rule, regulation or order of the Commission) and against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article shall affect any rights to indemnification to which personnel of the Trust, other than Trustees or officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law, including without limitation the 1940 Act.
ARTICLE 12
Amendments to the By-Laws
     12.1. GENERAL. These By-Laws may be restated and/or amended at any time, without the approval of the Shareholders, by a majority vote of the then Board.
Date: January 26, 2009